EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                 Investor Contact:         Press Contact:
                                 Pat Barry                 Curtis Hougland
                                 CFO, Bluefly, Inc.        RLM Public Relations
                                 212- 944-8000 ext. 239    212-741-5106 ext. 220
                                 pat@bluefly.com           curtis@RLMpr.com

                  ANN JACKSON JOINS BLUEFLY BOARD OF DIRECTORS

 FORMER GROUP PRESIDENT OF INSTYLE, REAL SIMPLE, PARENTING AND ESSENCE MAGAZINES
                  ADDS MARKETING EXPERIENCE TO BLUEFLY'S BOARD

New York, NY, August 8, 2005 - Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), announced today that Ann Jackson, the former Group President of InStyle, Real Simple, Parenting and Essence magazines has joined its Board of Directors.

Ms. Jackson is currently a partner at private equity fund Ripplewood Holdings. From 1980 to 2003, Ms. Jackson worked in diverse departments with Time, Inc. publications. From 2002 to 2003, she served as Group President of InStyle, Real Simple, Parenting and Essence magazines. She was the founding publisher of InStyle, which launched in 1994, and played a vital role in the development of the magazine from its test issues through its growth into one of the most successful consumer magazines in publishing history. During her tenure at Time, Inc., Ms. Jackson also held positions in corporate finance and direct mail for Time-Life Books in Europe, and served as business manager for Money magazine and general manager for Sports Illustrated and People.

"Ann will be a significant addition to what is already a very strong Board of Directors," said Alan Kane, Bluefly's Chairman of the Board. "She brings a depth and breadth of marketing experience and insight that will be extremely beneficial to Bluefly as we continue to grow our business. We look forward to working with Ann on the launch of our fall marketing campaign and continuing to tap her expertise in the future. "

ABOUT BLUEFLY, INC.
Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its consumer public relations and other marketing initiatives; the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.

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